Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

	Media Contact: Investor Contact:	Lauren C. Steele VP - Corporate Affairs 704-557-4551 James E. Harris Senior VP - CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
May 7, 2009	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports First Quarter 2009 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $8.5 million, or basic net income per share of $.93, in the first quarter of 2009 compared to a net loss of $4.3 million, or basic net loss per share of $.47, in the first quarter of 2008. The results for the first quarter included mark-to-market after tax income of $1.6 million ($2.1 million on a pre-tax basis), or basic net income per share of $.17, on the Company’s 2009 and 2010 fuel hedging program and 2010 aluminum hedging program.
J. Frank Harrison, III, Chairman and CEO, said, “While we are pleased with our first quarter results, we continue to face challenges in the current uncertain economic environment. We are glad to see commodity prices subside from last year’s all time record high prices and to see continued focus on our operating expense management, resulting in improved operating income. Our company will continue to face significant challenges in the nonalcoholic beverage industry, but we believe we have the initiative, innovation and persistence to overcome these challenges.”
William B. Elmore, President and COO, added, “We remain focused on our sales and packaging plans for the year amidst a difficult economy. We saw physical case sales decline from last year, but we benefited from a more reasonable cost environment. We have greatly benefited, during these challenging times, from the excellent efforts of our employees who continue to find new and better ways of conducting our business.”

Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our belief that we have the initiative, innovation and persistence to face the significant challenges in the nonalcoholic beverage industry.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; the impact of recent volatility in the financial markets to access the credit markets; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 28, 2008 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS
In Thousands (Except Per Share Data)

	First Quarter
	2009	2008	2007

Net sales	$336,261	$337,674	$337,556

Cost of sales	189,132	197,756	186,065

Gross margin	147,129	139,918	151,491
Selling, delivery and administrative expenses	125,988	136,243	130,942

Income from operations	21,141	3,675	20,549

Interest expense	9,258	10,434	12,218

Income (loss) before income taxes	11,883	(6,759)	8,331
Income taxes (benefit)	3,060	(2,085)	2,999

Net income (loss)	8,823	(4,674)	5,332
Less: Net income (loss) attributable to the noncontrolling interest	292	(339)	681

Net income (loss) attributable to Coca-Cola Bottling Co. Consolidated	$8,531	$(4,335)	$4,651

Basic net income per share:
Common Stock	$0.93	$(0.47)	$0.51

Weighted average number of Common Stock shares outstanding	6,857	6,644	6,643

Class B Common Stock	$0.93	$(0.47)	$0.51

Weighted average number of Class B Common Stock shares outstanding	2,306	2,500	2,480

Diluted net income per share:
Common Stock	$0.93	$(0.47)	$0.51

Weighted average number of Common Stock shares outstanding — assuming dilution	9,174	9,144	9,131

Class B Common Stock	$0.93	$(0.47)	$0.51

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,317	2,500	2,488